Exhibit 10.2
Professional Services Agreement

This Professional Services Agreement (“Agreement”), is entered into as of March 15, 2025 (“Effective Date”) between Energy Recovery, Inc., a Delaware corporation, with headquarters at 1717 Doolittle Drive, San Leandro, CA 94577 (“ERII”), and Farshad Ghasripoor, (“Consultant”); and collectively referred to herein as the Parties.

NOW THEREFORE, in consideration of the mutual promises and agreements set forth in this Agreement, the receipt and sufficiency of which is hereby acknowledged, ERII and Consultant agree as follows:

Engagement of Services.

Project Assignments. ERII wishes Consultant to undertake the Services set forth in the project assignment attached to this Agreement as Exhibit A. ERII may from time to time offer Consultant other projects that will be described and set forth in a project assignment in the form of Exhibit A (each a “Project Assignment”). Each Project Assignment will, upon execution by both parties, form a part of this Agreement and be subject to these terms and conditions, except to the extent, if any, otherwise expressly set forth in the applicable Project Assignment, which shall control in the case of a conflict.

Performance of Services. Consultant will perform the services set forth in each Project Assignment (the “Services”), in a timely and professional manner consistent with applicable industry standards and terms set forth in the applicable Project Assignment. Subject to the terms and conditions of this Agreement, including without limitation, the preceding sentence, the manner and means by which Consultant chooses to complete the Services are in Consultant’s sole discretion and control. In performing the Services, Consultant agrees to provide his own equipment, tools and other materials at his own expense. Under certain circumstances agreed to in advance by ERII, ERII will make its facilities and equipment available to Consultant as is reasonably necessary for the provision of the Services. Consultant may not subcontract or otherwise delegate its obligations under this Agreement For any work performed on the premises of ERII, Consultant will comply with ERII’s security, confidentiality, health and safety policies.

No Conflict of Interest. Consultant represents and warrants that entering into this Agreement or the performance of the Services under this Agreement do not conflict with or violate any of his duties or any agreement of which Consultant is a party or third party beneficiary. Consultant agrees during the term of any Project Assignment not to accept work, enter into any agreement, or accept any obligation that is inconsistent or incompatible with his obligations under this Agreement, or the scope of Services rendered to ERII under any applicable Project Assignment.

Compensation. As full compensation for Services performed by Consultant, ERII will pay Consultant a fee for Services rendered as set forth in the applicable Project Assignment. Unless other terms are set forth in the applicable Project Assignment, ERII will pay Consultant any undisputed portion of invoices for Services within thirty (30) calendar days of the date that ERII receives Consultant’s invoice. Except as may be agreed to in a Project Assignment regarding reimbursed expenses, Consultant will be responsible for all expenses incurred in performing Services under this Agreement. Upon termination of this Agreement (other than for Consultant’s material breach), Consultant will be paid fees on a proportional basis for Services performed, up to and including the effective date of such termination.
In the event that ERII disputes any invoice, ERII will promptly notify consultant of any such dispute. The Parties will work in good faith to resolve any disputed invoices within thirty (30) calendar days of notice to Consultant of the disputed invoices by ERII.

For the duration of the term of Contractor status with ERII, Consultant will be eligible for continued vesting of previous equity grants as specified by the terms and conditions of the ERII’s 2020 Incentive Plan, award agreements, and notice of grants.

Independent Contractor Relationship. Consultant’s relationship with ERII will be that of an independent contractor and nothing in this Agreement should be construed to create a partnership, joint venture, fiduciary, agency or employer-employee relationship between the parties. Consultant is not the agent of ERII and is not authorized and will not have any authority to make any representation, contract or commitment on behalf of ERII. Further, nothing in this Agreement will be construed to confer upon any third party other than the parties hereto a right of action under this Agreement or in any manner whatsoever. Consultant understands and agrees that Consultant will not be entitled to any of the employee benefits which ERII may make available to its employees. Consultant will not represent or promise to any subcontractor or employee Consultant hires or employs, with ERII’s consent as required by Section 1.2, to assist him in the performance of the Services that they will be entitled to any of the employee benefits which ERII may make available to its employees.

Taxes. Consultant will be solely responsible for all taxes and the filing of tax returns, social security, disability and other contributions with respect to Consultant’s income from the payments made by ERII under this Agreement. ERII will not withhold or make payments for social security, unemployment insurance or disability insurance contributions, or obtain worker’s compensation insurance for Consultant or any of his employees or agents.

Acceptance of Deliverables. ERII will have thirty (30) calendar days from its receipt of any deliverable under any Project Assignment or such longer period as may be set forth in the particular Project Assignment to review and evaluate the deliverable to determine whether the deliverable meets, to ERII’s reasonable satisfaction, the requirements set forth in such Project Assignment. If no written rejection is given to Consultant by ERII within such thirty (30) day period, such deliverable will be deemed accepted. If ERII does not accept such deliverable, ERII will, at Consultant’s request, use commercially reasonable efforts to provide Consultant with a list or description of the defects or other problems in the deliverable that led to the rejection. Consultant will have thirty (30) calendar days following ERII’s notice of rejection in which to correct in the deliverable such that it meets the requirements set forth in the applicable Project Assignment and to deliver a corrected deliverable to ERII for its review and acceptance as set forth above.

Confidential Information.

Consultant agrees and acknowledges that during the performance of the Services, Consultant may receive and have access to confidential, proprietary, and trade secret information about ERII and/or its clients (“Confidential Information”). Consultant understands that “Confidential Information” shall include, but is not limited to the following: (i) products, plans, designs, drawings, software, developments, improvements, and methods of operation, (ii) product specifications, data, know-how, formulae, processes, designs, inventions, and ideas, (iii) marketing plans and strategies, business plans, and related information, (iv) the business relationships between ERII and its vendors, suppliers, and the persons and entities with whom and with which ERII has contacted; (v) ERII financial information, including profit performance and financial requirements, as well as the salaries and terms of compensation of other employees; (vi) past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, vendor and supplier lists, pricing information, manuals, computer software and databases, computer systems, structures, and architectures, (vii) names and addresses of employees, and (viii) all other confidential information of, about, or concerning ERII.
Confidential Information excludes information that Consultant can establish through written records:

(a)is already in public domain prior to disclosure by ERII. Information shall not deemed to be in the public domain merely because such information is embraced by more general disclosures in the public domain, and any combination of features shall not deemed to be within the foregoing exceptions merely because individual features are in the public domain if the combination itself and its principles of operation are not in the public domain.
(b)Can be disclosed as authorized by ERII or as required by law or any regulatory or government authority, provided that in such latter case, Consultant shall provide prompt prior written notice thereof to the ERII to enable ERII to seek a protective order or otherwise prevent the disclosure.
(c)is already known to Consultant (if Consultant can prove such knowledge to the ERII by documentary evidence);
(d)has been obtained by Consultant without restriction as to disclosure from a third party legitimately in possession of it;
(e)is or becomes public knowledge save by a breach of this Agreement.

The burden of establishing these exceptions shall be with Consultant and shall apply only in the event and to the extent that Consultant provides ERII with written documentation or records of the Information in substantially the same degree of specificity as in the disclosure of the Information is made hereunder.

Consultant agrees to hold in strictest confidence during the term of this Agreement and after its termination, all Confidential Information of ERII and all Confidential Information of companies or persons other than ERII given to ERII under an agreement or understanding prohibiting its disclosure. Consultant will not use or disclose any such Confidential Information except for the benefit of ERII or to perform the Services. Consultant agrees to abide by the Company policies and regulations for the protection of its Confidential Information and understands and agrees that the unauthorized disclosure or misuse of such confidential, proprietary or trade secret information could irreparably damage ERII and/or third parties dealing with the ERII.

Consultant will ensure that each of his subcontractors or employees (if any) who will have access to the Confidential Information executes an agreement, the form of which may be subject to the approval of ERII in its sole discretion (the “Confidentiality Agreement”), obligating the subcontractor or employee to keep all Confidential Information confidential and not to use the Confidential Information in any way, commercially or otherwise, except in performing the Services.

Disclosure and Assignment of Inventions.

Upon delivery to ERII, all Deliverables, including any and all intellectual property forming a part thereof, will be and are solely owned by ERII. All Services, including without limitation, all Deliverables arising out of such Services, are “works made for hire” for the benefit of and owned by ERII within the meaning of the United States Copyright Act. To the extent any of the Deliverables are not considered works made for hire under such Act, Consultant hereby assigns the copyright and all other right, title and interest that Consultant may have or may acquire in the respective Deliverable, all other finished products provided hereunder, and all elements forming a part thereof, including, but not limited to, any and all intellectual property created, contained or forming a part of any of the foregoing to ERII in the United States and elsewhere throughout the world.

Consultant agrees that all worldwide rights, title and interest in any designs, ideas, techniques, inventions, feedback, formulae, business or marketing information or plans, projections or analyses, discoveries, technical information, programs, prototypes, Confidential Information, improvements or creations that Consultant creates, conceives, discovers, reduces to practice or makes, alone or with others, in the course of performing the Services, whether or not patentable or registerable under copyright, trademark or similar laws (collectively “Inventions”) will be disclosed promptly and fully to ERII and will be owned by and will belong exclusively to ERII. Consultant further agrees to assign, and hereby does irrevocably transfer and assign to ERII, his entire right, title and interest in and to all such Inventions, and any modifications or improvements to such Inventions that may be made, including the right to keep them as trade secrets, to file and execute patent applications on them, to use and disclose them without prior patent application, to file registrations for copyright or trademark on them in its own name, or to follow any other procedure that ERII deems appropriate. Consultant agrees to waive any moral rights Consultant may have or acquire in the Inventions, and to the extent any such moral rights cannot be waived, Consultant hereby grants ERII an exclusive, irrevocable, royalty free license to reproduce, distribute, sell, modify, make derivative works of, translate, publish, dispose of, and use any such moral rights and to authorize others to exercise the foregoing rights.

Consultant represents and warrants that, in the course of performing the Services, Consultant will not use or disclose to ERII any confidential or privileged information of any third party without the written consent of that third party. In addition, Consultant agrees that the Services will not incorporate or use any pre-existing material from a third party, including any patented or patentable inventions or any copyrighted or copyrightable material without ERII’s prior written knowledge and consent. To the extent that the Services include any patented inventions, inventions subject to a patent application or copyrighted material that were first conceived of, reduced to practice, discovered, created or composed by Consultant prior to the date of this Agreement, Consultant shall grant ERII and its affiliates a royalty-free, nonexclusive, and irrevocable license to reproduce, distribute, sell, modify, make derivative works of, translate, publish, use and dispose of such inventions and material and to sub-license the foregoing rights.

Consultant agrees to execute (or have executed) all documents and to take all other action reasonably requested by ERII to enable the ERII or its affiliates to secure, perfect, record or preserve the ownership, assignment and license rights in the copyrights described in Section 7.1, the Inventions as defined in Section 7.2 and the inventions or materials set forth in Section 7.3 anywhere in the world.

Consultant agrees to take all legally necessary action to ensure that all employees or Consultants engaged by Consultant in the performance of this Agreement will be bound by and comply with the terms of this Section 7. Consultant represents and warrants that Consultant has or will have with Consultant’s employees or Consultants written agreements sufficient to ensure that all rights, including moral rights, in the Inventions will be assigned and licensed to ERII or its affiliates as set forth under this Section 7.

Representations and Warranties. Consultant represents, warrants and covenants that the Services, including, without limitation, any deliverables required hereunder, will substantially conform to the requirements for such Services and/or deliverables as set forth or referenced in any Project Assignment. Consultant further represents and warrants that all Inventions disclosed hereunder will be original and that the use thereof by ERII or its customers, representatives, distributors or dealers will not infringe any patent, copyright, trade secret or other intellectual property right of any third party. ERII represents, warrants and covenants that it has the full power and authority to enter into this Agreement and to perform its obligations under this Agreement.

Indemnification.

Indemnity. Consultant will indemnify and hold harmless, and at ERII’s request defend, ERII and its parent, subsidiaries, affiliates, successors and assigns and its and their officers, directors, employees, sublicensees, and agents from and against any and all third party claims, losses, liabilities, damages, settlements, expenses and costs including, without limitation, attorneys’ fees and court costs which arise out of or relate to any willful or negligent act or omission of Consultant or any material breach or claim or threat thereof that, if true, would be a material breach of this Agreement by Consultant, including, without limitation, (i) any obligation imposed by law on ERII to pay any withholding taxes, social security, unemployment or disability insurance, or similar items in connection with compensation received by Consultant pursuant to this Agreement, (ii) any claims made upon ERII by his employees or subcontractors for employee benefits provided by ERII to its employees, (iii) any action by a third party against ERII that is based on any claim that (a) any Services or Inventions provided under this Agreement, or their results, infringe a patent, copyright or other proprietary right or violate a trade secret or any non-disclosure agreement, or (b) any breach or alleged breach of this Agreement by Consultant set forth in Section 8.

ERII will indemnify and hold harmless, and at Consultant’s request defend, Consultant and Consultant’s affiliates, successors and assigns Consultant from and against any and all third party claims, losses, liabilities, damages, settlements, expenses and costs including, without limitation, attorneys’ fees and court costs which arise out of or relate to any willful or negligent act or omission of ERII or any material breach or claim or threat thereof that, if true, would be a material breach of this Agreement by ERII, including, without limitation, any breach or alleged breach of any representation or warranty of ERII set forth in Section 8.

Notice; Cooperation; Settlement. The party to be indemnified will notify the indemnifying party promptly of any claim or liability for which indemnification is sought (“Claim”). The indemnified party may, at its option and expense, participate and appear on an equal footing with the indemnifying party in the defense of any Claim. The indemnifying party may not settle any Claim without the prior written approval of the indemnified party, which approval will not be unreasonably withheld or delayed.
Termination.

Term. This Agreement will commence on the Effective Date and continue through October 31, 2025. This Agreement may be renewed for successive six (6) month periods only by mutual written agreement of the parties.

Termination for Convenience. ERII may terminate this Agreement at its convenience, with or without cause, upon thirty (30) calendar days prior written notice to Consultant, provided that it compensates Consultant for any unpaid guaranteed minimums under any Project Assignment then in effect.

Termination for Cause. If either party materially defaults in any of its obligations under this Agreement, the non-defaulting party, at its option, will have the right to terminate this Agreement by written notice unless the defaulting party remedies the default within thirty (30) calendar days after receipt of written notice of such default. ERII may also terminate this Agreement immediately for any breach by Consultant of Section 6.

Effect of Termination. Upon the effective date of any termination of this Agreement, Consultant will immediately cease performing Services under this Agreement. Unless this Agreement has been terminated by ERII for material breach by Consultant, ERII agrees to pay Consultant compensation due for Services actually rendered, in accordance with Section 2, and such amounts will be in full satisfaction of any obligation or liability of ERII to Consultant for payments due to Consultant under this Agreement. Sections 3, 6, 7, 8, 9, 10.4, 10.5, 11 and 12 will survive the expiration or termination of this Agreement. Termination of this Agreement by either party will not act as a waiver of any breach of this Agreement and will not act as a release of either party from any liability for breach of such party’s obligations under this Agreement. Neither party will be liable to the other for damages of any kind solely as a result of terminating this Agreement in accordance with its terms, and termination of this Agreement by a party will be without prejudice to any other right or remedy of such party under this Agreement or applicable law.

Delivery of Materials. Upon any termination of this Agreement or at any time upon ERII’s request, Consultant will promptly return to ERII any and all Confidential Information of, and other materials, tools or equipment provided by ERII. Upon any termination and receipt of payment therefore, Consultant will also promptly deliver to ERII all work product, including Inventions and partial work then in progress for deliverables under a Project Assignment.

Limitation of Liability.

To the extent permitted by applicable law, and except for damages arising from a breach of Section 6 and any damages or amounts paid pursuant to a party’s indemnification obligations under Section 9, in no event will either party be liable to the other under any legal theory for any indirect, consequential, exemplary or incidental damages, however caused, arising out of or relation to this Agreement, even if a party has been advised of the possibility of such damages.

General Provisions.

Governing Law; Venue. This Agreement is to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties.

Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible so as to affect the intent of the parties and the validity or enforceability of the other provisions will not be affected.

Assignment. Consultant will not and will not have the right to assign, transfer, delegate or otherwise dispose of, this Agreement or any of Consultant’s rights or obligations under this Agreement without the prior written consent of ERII. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and permitted assigns.

Notices. Any notice, request, demand, or other communication required or permitted hereunder will be in writing, will reference this Agreement and will be deemed to be properly given: (a) when delivered personally; (b) when sent by email to email address set forth in this section, (c) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) two (2) business days after deposit with a private industry overnight courier, with written confirmation of receipt. All notices will be sent to the address set forth below and to the notice of the person executing this Agreement (or to such other address or person as may be designated by a party by giving written notice to the other party pursuant to this Section).

To Energy Recovery:
1717 Doolittle Drive
San Leandro, CA 94577
Attn.: Legal Department
Email: legaldepartment@energyrecovery.com

Counterparts. This Agreement may be executed (including, without limitation, by facsimile signature) in multiple counterparts, with the same effect as if the parties had signed the same document.

Each counterpart so executed will be deemed to be an original, and all such counterparts will be construed together and will constitute one Agreement.

Entire Agreement; Amendment. This Agreement (including the Exhibits attached hereto, which are incorporated herein by reference) are the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior or contemporaneous representations, discussions, proposals, negotiations, conditions, communications and agreements, whether written or oral, between the parties relating to the subject matter hereof and all past courses of dealing or industry custom. No modification of or amendment to this Agreement will be effective unless in writing and signed by each of the parties.

Equitable Remedies. Because the Services are personal and unique and because Consultant will have access to Confidential Information of ERII, ERII will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that Company may have for a breach of this Agreement and without the requirement of posting a bond.

Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language of this Agreement shall not be construed otherwise for or against any party hereto.

In Witness Whereof, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

ERII
By: By:
Name: Name:
Title: Title:
Date: Date:

Exhibit A
PROJECT ASSIGNMENT

1.Services to be provided by Consultant: Projects as assigned and agreed upon by the CEO (Chief Executive Officer) or CTO (Chief Technology Officer).

2.Compensation and Billing: ERII shall pay Consultant at a hourly rate of $166.00 per hour. Consultant shall submit invoices bi-weekly. Invoices will itemize Services provided by date, number of hours and a brief description of the Services performed. Consultant will be solely responsible for expenses incurred in the performance of the Services unless ERII has approved the expense for reimbursement in advance.

3.Term. The term of this Project Assignment is through October 31, 2025, starting from March 15, 2025 (the Effective Date). Thereafter, upon thirty (30) calendar days’ notice, the term of this Project Assignment may be extended in consecutive 6-week periods.

Except to the extent, if any, otherwise expressly set forth in this Project Assignment, which controls in case of a conflict, this Project Assignment is governed by the terms of the Professional Services Agreement, dated in effect between ERII and Consultant.

ERII
By: By:
Name: Name:
Title: Title:
Date: Date: